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Exhibit (a)(17)

[TEXT OF E-MAIL ACCEPTANCE NOTICE SENT BY STOCK OPTIONS ADMINISTRATION, ON DECEMBER 4, 2001, TO THOSE FRENCH OPTION HOLDERS WHO TENDERED THEIR OPTIONS FOR EXCHANGE (see separate notice for option holders outside of France)]

Subject: Stock Option Exchange Offer: Your Options Accepted for Exchange—[optionee name]

CSC's stock option exchange offer expired at 5:00 p.m., Pacific Time, on November 28, 2001. Prior to the expiration of the exchange offer, you tendered the following stock options for exchange:

Grant Number	Grant Date	Shares	Price($)

CSC has accepted for exchange, and has canceled, each of such options.

Subject to the terms and conditions set forth in the Schedule TO, as amended, that CSC has filed with the U.S. Securities and Exchange Commission, CSC will grant to you, on May 30, 2002, new options to purchase the same number of CSC shares. As indicated in the materials you received in the Stock Option Exchange package, "the grant date of the new options for tax residents of France may be subsequent to the date specified in the offer if we are prohibited under French law from making an option grant on the date specified in the offer."

The French Commercial Code, as currently interpreted, would prohibit us from granting a French-qualified option during the following periods: (i) from 10 trading days before until 10 trading days after the issuance of a CSC press release reporting our FY2002 results or the filing with the U.S. Securities and Exchange Commission of CSC's Annual Report on Form 10-K; and (ii) from the time that CSC is aware of information that would significantly impact the market price of CSC common stock until 10 trading days after such information is publicly disclosed.

The French regulatory authorities have indicated that later this year they expect to issue further guidance on how these restrictions should be interpreted with respect to non-French companies.

If you have any questions regarding the stock option exchange program, or if your status as a regular, full-time employee of CSC or one of its subsidiaries changes on or prior to May 30, 2002, please contact Lisa Desemone, Corporate Director, Benefits Accounting, at 310.615.1417.

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  Exhibit (a)(17)